Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” and to the incorporation in this Registration Statement on Form S-1 of Consorteum Holdings, Inc. of our audit report dated November 7, 2017 with respect to the consolidated balance sheets of Consorteum Holdings, Inc. as of June 30 2017, June 30, 2016 and June 30, 2015 and the related statements of operations, stockholders’ deficit, and cash flows for the three years ended June 30, 2017, appearing in the Annual Report of the Form 10-K which includes an explanatory paragraph expressing substantial doubt regarding Consorteum Holdings, Inc.’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

January 4, 2018